News Release

SECURITY FEDERAL CORPORATION ANNOUNCES QUARTERLY AND NINE MONTH EARNINGS

Aiken, South Carolina (October 28, 2014) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings for the quarter and nine month periods ended September 30, 2014.  The Company reported net income available to common shareholders of $1.6 million or $0.54 per common share (basic) for the quarter ended September 30, 2014, an increase of $688,000 or 75.5% compared to net income available to common shareholders of $912,000 or $0.31 per common share (basic) for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, net income available to common shareholders increased $1.9 million or 85.6% to $4.2 million or $1.41 per common share (basic), compared to net income available to common shareholders of $2.2 million or $0.76 per common share (basic) for the same period in 2013. The increases in earnings for the quarter and nine month periods are primarily a result of increases in net interest income combined with decreases in the provision for loan losses. These factors were offset slightly by a decrease in gain on sale of investments in both periods.

Net interest spread increased 11 basis points to 3.05% for the quarter ended September 30, 2014 and increased 17 basis points to 2.97% for the nine months ended September 30, 2014, compared to the same periods in 2013. The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased 22.8% and 24.2% for the quarter and nine month periods ended September 30, 2014, respectively, compared to the same periods in the prior year. The decrease in interest expense was partially offset by slightly lower interest income. Consistent with the increase in interest spread, net interest income increased $94,000 or 1.6% to $6.0 million for the quarter ended September 30, 2014, compared to $5.9 million for the quarter ended September 30, 2013. Net interest income increased $555,000 or 3.2% to $17.8 million for the nine months ended September 30, 2014, compared to $17.2 million for the nine months ended September 30, 2013.

There was no provision for loan losses for the third quarter of 2014, compared to $600,000 for the third quarter of 2013. Net charge-offs declined $493,000 or 51.5% to $465,000 for the third quarter of 2014 from $958,000 for the comparable quarter in 2013, with the ratio of net charge-offs to gross loans decreasing to 0.53% in the third quarter of 2014 from 1.02% in the same quarter one year ago. Net charge-offs for the nine months ended September 30, 2014 were $1.8 million, a decline of $1.5 million or 45.8% compared to $3.3 million for the comparable period in 2013, with the ratio of annualized net charge-offs to gross loans decreasing to 0.68% for the nine months ended September 30, 2014 from 1.18% for the same period one year ago. The allowance for loan losses represented 361.3% of annualized net charge-offs during the nine months ended September 30, 2014 compared to 241.0% of annualized net charge-offs during the comparable period in 2013.

Non-interest income decreased $252,000 or 14.4% to $1.5 million for the quarter ended September 30, 2014 from $1.7 million for the comparable quarter in 2013. Non-interest income for the nine-months ended September 30, 2014 decreased $1.1 million or 19.7% to $4.4 million compared to $5.4 million for the same period in 2013. The decreases in both periods were primarily the result of a decrease in gain on sale of investments. For the quarter ended September 30, 2014 the gain on sale of investments was $143,000, a decrease of $277,000 or 65.9% from $419,000 for the same period in 2013.  For the nine months ended September 30, 2014, gain on sale of investments decreased $985,000 or 84.0% to $188,000 from $1.2 million for the same period in 2013.

Non-interest expense decreased $642,000 or 11.3% to $5.0 million for the quarter ended September 30, 2014 from $5.7 million for the comparable quarter in 2013. For the nine months ended September 30, 2014, non-interest expense decreased $903,000 or 5.4% to $15.7 million, compared to $16.6 million for the same period in 2013. The decreases in both periods were primarily the result of a decrease in costs associated with other real estate owned combined with a decrease in prepayment penalties incurred for paying down Federal Home Loan Bank (“FHLB”) advances. Net costs associated with other real estate owned decreased $578,000 or 114.2% and $792,000 or 63.7%, respectively for the quarter and nine month periods ended September 30, 2014 when compared to the same periods in the prior year. The Company incurred prepayment penalties of $430,000 for paying down FHLB advances during the nine months ended September 30, 2013 compared to none for the same period in 2014.

Total assets at September 30, 2014 were $828.9 million compared to $849.2 million at December 31, 2013, a decrease of $20.4 million or 2.4% for the nine month period.  Net loans receivable decreased $14.8 million or 4.1% to $344.1 million at September 30, 2014 from $358.9 million at December 31, 2013 due to decreased loan demand.  Total deposits decreased $12.2 million to $646.5 million at September 30, 2014 compared to $658.7 million at December 31, 2013.  FHLB advances, other borrowings, convertible senior debentures and subordinated debentures decreased $16.6 million or 15.6% to $90.3 million at September 30, 2014 from $107.0 million at December 31, 2013.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; increases in premiums for deposit insurance; the ability to control operating costs and expenses; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for per Share data and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total interest income	$7,389	$7,706	$22,219	$23,090

Total interest expense	1,385	1,796	4,443	5,869

Net interest income	6,004	5,910	17,776	17,221

Provision for loan losses	0	600	200	2,646

Net interest income after
provision for loan losses	6,004	5,310	17,576	14,575

Non-interest income	1,486	1,738	4,355	5,426

Non-interest expense	5,023	5,665	15,666	16,569

Income before income taxes	2,467	1,383	6,265	3,432

Provision for income taxes	756	361	1,775	860

Net income	$1,711	$1,022	$4,490	$2,572

Preferred stock dividends	110	110	330	330

Net income available to common
Shareholders	$1,601	$912	$4,160	$2,242

Earnings per common share (basic)	$0.54	$0.31	$1.41	$0.76

	BALANCE SHEET HIGHLIGHTS

	September 30, 2014	December 31, 2013%

Total assets	$828,876	$849,248	-2.4%

Cash and cash equivalents	8,211	7,630	7.6%

Total loans receivable, net	344,115	358,917	-4.1%

Investment & mortgage-backed securities	428,820	431,003	-0.5%

Deposits	646,464	658,697	-1.9%

Borrowings	90,340	106,982	-15.6%

Shareholders' equity	85,670	77,990	9.8%

Book value per share	$21.63	$19.02	13.7%

Total risk based capital ratio (1)	23.8%	21.8%	9.2%

Non performing assets	17,726	13,960	27.0%

Non performing assets to total assets	2.14%	1.64%	30.4%

Allowance as a percentage of gross loans, held for investment	2.47%	2.78%	-11.2%

(1)- This ratio is calculated using Bank only information and not consolidated information